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Exhibit 4.4

Sir David Clementi
Deacon House
Atherton Drive
Wimbledon Common
London SW19 5LB

3 June 2004

I am very pleased to confirm that the Remuneration Committee has approved an increase in your annual fees to £450,000 per annum effective 1 July 2004. This means that the Company's contribution for pension purposes will increase from 1 July 2004 to a total of £9,375 per month.

/s/ Roberto Mendoza

Roberto Mendoza

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  Exhibit 4.4